SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2008

Achillion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33095	52-2113479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 George Street New Haven, CT		06511
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 624-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On March 31, 2008, the Board of Directors of Achillion Pharmaceuticals. Inc. (the “Company”) elected Gary E. Frashier as a director. Mr. Frashier was appointed to the Compensation and Nominating & Governance Committees, was designated as a Class III member of the Board of Directors and was elected to serve until the Company’s 2009 Annual Meeting of Stockholders or until his successor is duly elected and qualified. There are no arrangements or understandings between Mr. Frashier and any other person pursuant to which Mr. Frashier was elected as a director, and there are no transactions in which Mr. Frashier has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Upon his election, and in accordance with the Company’s director compensation policy, the Board of Directors granted Mr. Frashier an option to purchase 15,000 shares of the Company’s common stock, pursuant to the Company’s 2006 Stock Incentive Plan. The stock options granted to Mr. Frashier are immediately vested and exercisable and have an exercise price equal to the closing price of the Company’s common stock reported on the NASDAQ Global Market on March 31, 2008, or $4.43 per share. In addition, Mr. Frashier will be paid a pro-rated portion of the $20,000 annual cash retainer and fees for attending board and committee meetings, each in accordance with the Company’s director compensation policy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2008	ACHILLION PHARMACEUTICALS, INC.

	By:	/s/ Mary Kay Fenton
Mary Kay Fenton Chief Financial Officer